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Exhibit 10.14

Certain identified information marked with “[***]” has been omitted from this document because it is both (i) not material and (ii) the type that the registrant treats as private or confidential

PHEV IP SUB-LICENSE AGREEMENT

VOLVO PERSONVAGNAR AB

and

POLESTAR PERFORMANCE AB

Sub-License Agreement regarding PHEV IP

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TABLE OF CONTENTS

1.	DEFINITIONS	3
2.	LICENSE GRANT	4
3.	PER VEHICLE LICENSE FEE	5
4.	PAYMENT OF PER VEHICLE LICENSE FEE	5
5.	REPORTING AND AUDITS	5
6.	NO TRANSFER OF RIGHTS	5
7.	CONFIDENTIALITY	5
8.	WARRANTIES	7
9.	INFRINGEMENT	7
10.	LIMITATION OF LIABILITY	8
11.	FORCE MAJEURE	8
12.	TERM AND TERMINATION	8
13.	MISCELLANEOUS	9
14.	GOVERNING LAW AND DISPUTES	11

LIST OF APPENDICES

Appendix 1 Per Vehicle License Fee

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This PHEV IP SUB-LICENSE AGREEMENT (the “Agreement”) is entered into on the date indicated below and made between:

(1)	Volvo Personvagnar AB, Reg. No. 556074-3089, a limited liability company registered under the laws of Sweden (“Licensor”); and

(2)	Polestar Performance AB, Reg. No. 556653-3096, a limited liability company registered under the laws of Sweden (“Licensee”).

Each of the Licensor and Licensee is hereinafter referred to as a “Party” and, jointly, as the “Parties”.

BACKGROUND

A.

The Licensor licenses the PHEV IP (as defined in Section 1 below) from the V2 Partnership (as defined in Section 1 below), a partnership partly owned indirectly by the Licensor. Under a license agreement, the V2 Partnership has granted the Licensor an exclusive licence to use the PHEV IP in relation to automotive products (the “Technology License Agreement”).

B.

The Licensee now desires to use the PHEV IP in order to produce Polestar branded PHEV vehicles including unique spare parts relating thereto (the “Eligible Vehicles”) in the Licensed Territory (as defined in Section 1 below) and the Licensor desires to grant the Licensee a license to use the PHEV IP.

C.

In light of the foregoing, the Parties have agreed to execute this Agreement, which outlines the terms and conditions in relation to the Licensee’s use of the PHEV IP in relation to the Eligible Vehicles.

1.	DEFINITIONS

“Agreement” shall mean this PHEV IP Sub-License Agreement, including all of its Appendices.

“Appendix” shall mean each of the appendices to this Agreement, identified in the “List of Appendices” above.

“Confidential Information” shall mean-in relation to either Party-information (whether in oral, written or electronic form) belonging or relating to that Party, its business affairs or activities which is not in the public domain and which (i) either Party has marked as confidential or proprietary (ii) either Party, orally or in writing, has advised the other Party is of a confidential nature or (iii) due to its “character or nature”, a reasonable person in a like position to the recipient of such information under this Agreement, and under like circumstances, would treat as confidential and, for the avoidance of doubt, “Confidential Information” may include but not be limited to the Intellectual Property Rights, trade secrets and know-how. For the avoidance of doubt, the fact that any information is not marked as confidential or proprietary does not deprive such information of the status of being Confidential Information.

“Eligible Vehicle” shall have the meaning ascribed to it in Paragraph B of the preamble above.

“Event of Default” shall have the meaning ascribed to it in Section 12.2.2.

“Force Majeure” shall have the meaning ascribed to it in Section 11.1.

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“Intellectual Property Rights” shall mean any and all of the following: (i) patents, patent applications and inventions, designs and improvements described and claimed therein, patentable inventions and other patent rights (including any divisions, continuations, continuations-in-part, reissues, re-examinations, or interferences thereof, whether or not patents are issued on any such applications and whether or not any such applications are modified, withdrawn, or resubmitted); (ii) trademarks, service marks, trade dress, trade names, brand names, designs, logos, or corporate names, whether registered or unregistered, and all registrations and applications for registration thereof, and all goodwill related thereto; (iii) copyrights, neighbouring rights and mask works, including all renewals and extensions thereof, copyright registrations and applications for registration thereof, and non-registered copyrights; (iv) trade secrets, know-how, inventions, processes, procedures, databases, confidential business information, concepts, ideas, designs, research or development information, techniques, technical information, specifications, operating or maintenance manuals, engineering drawings, methods, technical data, discoveries, modifications, extensions, improvements, and other proprietary information and rights (whether or not patentable or subject to copyright, mask work, trade secret or similar protection); (v) computer software programs, including ail source code, object code, content and documentation related thereto; (vi) domain names, Internet addresses and other computer identifiers, web sites, web pages and similar rights and items; and (vii) licenses, sublicenses, distributor agreements and other agreements or permissions, including the right to receive royalties or any other consideration, related to any of the items described in clauses (i)-(iv); and any other similar protected rights and other rights as they exist anywhere in the world.

“Licensed Territory” shall mean world wide.

“Parallel Hybrid System Layout” shall mean a hybrid system where the internal combustion engine can be used fora direct propulsion of the vehicle as such.

“Per Vehicle License Fee” shall mean the license fee to be paid by the Licensee to the Licensor per PHEV (excluding prototypes) having passed Wholesale Delivery in accordance with what is set forth in Appendix 1.

“PHEV” shall mean a plug-in hybrid electrical vehicle which can be driven on electric drive, including a battery which can be charged from the outside, and an internal combustion engine. For the purpose of this Agreement, the definition “PHEV” include the Parallel Hybrid System Layout only.

“PHEV IP” shall mean any and all Intellectual Property Rights licensed by the V2 Partnership to the Licensor under the Technology License Agreement.

“Technology License Agreement” shall have the meaning ascribed to it in paragraph A of the preamble above.

“V2 Partnership” shall mean V2 Plug-in Hybrid Vehicle Partnership, reg. no 969741-9175, a partnership incorporated under the laws of Sweden.

“Wholesale Delivery” shall mean that the Eligible Vehicle that is produced by the Licensee or the PHEV that is produced by the Licensor (or any of its sub-licensees), as applicable, has geographically started the first journey after central yard stock on its way to the dealer.

2.	LICENSE GRANT

2.1

Subject to the Licensee’s due payment of the Per Vehicle License Fee, the Licensor hereby grants to Licensee, during the term of this Agreement, a non-exclusive, non- transferable, and non-sublicensable right to use the PHEV IP solely for the purpose of producing, selling and marketing Eligible Vehicles in the Licensed Territory.

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3.	PER VEHICLE LICENSE FEE

3.1	The Licensee agrees that it shall pay the Licensor the Per Vehicle License Fee as compensation for the licence granted under Section 2 above and in accordance with what is set forth in Appendix 1.

3.2

The number Of Eligible Vehicles on which the Per Vehicle License Fee shall be calculated shall be accumulated with the PHEV’s having passed Wholesale Delivery produced by the Licensor (or any of its sub-licensees) under the Technology License Agreement. The license fee per PHEV/Eligible Vehicle shall be based on the numerical order in which they pass Wholesale Delivery. [***]

4.	PAYMENT OF PER VEHICLE LICENSE FEE

4.1

Payment of the Per Vehicle License Fee shall be made against monthly invoices issued by the Licensor and shall be due and payable within thirty (30) days from the date of such invoice. Payments shall be made to such account as the Licensor from time to time designates.

4.2	The Per Vehicle License Fee payable by the Licensee shall be paid in SEK.

4.3

Payment made later than the due date will automatically be subject to interest for late payments for each day it is not paid and the interest shall be based on the one (1) month applicable interbank rate, depending on invoice and currency, with an addition of two per cent (2%) per annum.

4.4	All amounts and payments under this Agreement are exclusive of VAT only, means all other withholding taxes or fees, when applicable, are inclusive.

5.	REPORTING AND AUDITS

5.1	The Licensee shall within seven (7) days of expiration of each month render a report to the Licensor, giving a true account of total manufacture of Eligible Vehicles during the preceding month.

5.2

The Licensee shall keep full and proper books and records of account relating to any and all exploitation of its rights under this Agreement. The Licensor shall have the right at any time during the term of this Agreement, and for a period of five (5) years thereafter, to audit and make copies of such books and records during normal business hours, to ascertain compliance with the terms of this Agreement, provided that the Licensor has given a reasonable notice of the audit. In the event that such audit reveals any deficiency in payments than actually reported and/or paid, or other non-compliance with the terms of this Agreement, the Licensee shall immediately indemnify the Licensor for any non-compliance and make payment of any failed payments and indemnify the Licensor fully for any reasonable costs relating to the audit.

6.	NO TRANSFER OF RIGHTS

The Licensee acknowledges that the Licensor has an exclusive license to all Intellectual Property Rights in any and all PHEV IP for automotive products and that Licensee shall have no right in or to the PHEV IP save the right to use it as explicitly granted under this Agreement.

7.	CONFIDENTIALITY

7.1

Each Party shall maintain the confidentiality of the other Party’s Confidential Information and not, without prior written consent of the other, use, disclose, copy or modify the other Party’s Confidential Information (or permit others to do so) other than as necessary for the performance of its rights and obligations under this Agreement.

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7.2

Each Party undertakes to disclose the other Party’s Confidential Information only to those of its employees to whom, and to the extent to which, such disclosure is necessary for the purposes contemplated under this Agreement.

7.3	Each Party shall give notice to the other of any unauthorized misuse, disclosure, theft or other loss of the other Party’s Confidential Information immediately upon becoming aware of the same.

7.4	The provisions of this Section 7 shall not apply to information which:

(a)	is or comes into the public domain through no fault of the receiving Party;

(b)

is received by the receiving Party from another source and such source is not known by the receiving Party to be bound by a contractual obligation prohibiting such source from providing such information to the receiving Party;

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(c)	is independently developed by the receiving Party’s employees or agents without the use of the disclosing Party’s Confidential information;

(d)	is required by law, by court or governmental order to be disclosed, or

(e)	is disclosed to the V2 partnership (or any of its employees, officers or directors).

7.5	If Confidential Information is disclosed in breach of this section the damaged Party shall be compensated with an amount which equals the actual loss.

7.6	This confidentiality undertaking will survive the termination of this Agreement and shall apply during five (5) years following such termination of this Agreement.

8.	WARRANTIES

8.1	Each of the Parties warrants to the other that:

(a)	it has the necessary power and authority to enter into and perform its obligations under this Agreement; and

(b)	this Agreement will not conflict with, result in a breach of or constitute a default of any other agreement, commitment or contractual obligation, or existing law, regulation, order or process.

8.2

The Licensor makes no representation or warranty of any kind concerning the PHEV IP, including but not limited to, (I) no warranty that the exploitation or use of the PHEV IP, or the distribution or sale of the products or components thereof by the Licensee, its respective subcontractors or customers (direct or indirect), in accordance with this Agreement, shall not infringe upon any Intellectual Property Rights of any third party, and (ii) no representation or warranty as to the safety or suitability of any products based on or using the PHEV IP or of the subject matter of PHEV IP.

9.	INFRINGEMENT

9.1

The Licensee shall promptly notify the Licensor if it believes, or believes that it is likely, that any third party is performing any activity that may infringe, misappropriate or otherwise violate the PHEV IP or any Intellectual Property Rights therein which have been licensed by the Licensee under this Agreement. The Licensee shall moreover provide the Licensor reasonable assistance in relation to such alleged infringement, misappropriation or violation, as requested by the Licensor at the Licensor’s expense. The Licensee shall furthermore have no right to prosecute, defend or take any other actions regarded such alleged infringement, misappropriation or violation.

9.2

The Licensor shall indemnify and hold harmless the Licensee from any claim by a third party alleging that the use of the PHEV IP licensed under this Agreement by the Licensee (as contemplated by this Agreement) infringes any Intellectual Property Rights of that third party, provided (i) the Licensor is promptly notified of the claim; and (ii) the Licensor receives reasonable information and cooperation from the Licensee to perform the Licensor’s obligation hereunder, and (iii) the Licensor has sole control over the defense and all negotiations fora settlement or compromise. The Licensee shall make no admissions, and shall have no right to defend or take any other action, in relation to i. any such claim by a third party. The Licensee shall moreover provide the Licensor reasonable assistance in relation to such claim, as requested by the Licensor at the Licensor’s expense.

9.3

The obligation set forth in Section 9.2 above does not apply with respect to components or portions of such components (i) not provided by the Licensor; (ii) used in a manner not expressly authorized by this Agreement; (iii) made in accordance with the Licensee’s specifications; (iv) modified by the

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Licensee; (v) combined with other components, processes or materials where the alleged infringement would not exist but for such combination, or (vi) where the Licensee continues the alleged infringing activity after being notified thereof and provided the Licensor has offered the Licensee modifications that would have avoided the alleged infringement.

9.4

In the event the PHEV IP licensed under this Agreement is held by a court of competent jurisdiction to constitute an infringement or use of the PHEV IP licensed under this Agreement is enjoined, the Licensor shall at is sole option do one of the following: (i) procure for the Licensee the right to continue use of the PHEV IP licensed under this Agreement; (ii) provide a non-infringing modification, or (iii) replace the PHEV IP licensed under this Agreement with something that is substantially similar in functionality and performance.

10.	LIMITATION OF LIABILITY

10.1	The Parties shall not be liable for any indirect, incidental or consequential damage incurred to the other Party or any third party.

10.2

The limitations of liability set out in this Section 10 are not applicable if the party in breach of this Agreement has been guilty of gross negligence or wilful misconduct. Any sublicense, assignment or exploitation of the Intellectual Property Rights beyond the licence granted under this Agreement constitutes gross negligence or wilful misconduct.

11.	FORCE MAJEURE

11.1

Neither Party shall be responsible on account for delays or interruptions in its performance of the provisions of this Agreement due to causes which are unforeseen at the date hereof and which are beyond its control, and not occasioned by its fault or negligence, including but not limited to war, fire, natural disasters or an act of any government agency (“Force Majeure”).

11.2

Any Party that is affected or anticipates being affected by Force Majeure shall immediately notify the other Party and extend its best efforts to remove or limit the effects and duration of such Force Majeure and to resume its performance of the provisions hereof as soon as possible.

12.	TERM AND TERMINATION

12.1	Term

This Agreement shall become effective when signed by duly authorised signatories of each Party and shall automatically expire on 31 December 2020, unless extended through mutual agreement between the Parties or previously terminated in accordance with Section 12,2 below.

12.2	Termination for Default

12.2.1

In the event a Party to this Agreement suffers an Event of Default, the non-defaulting party may terminate this Agreement by notice in writing, with the effect described under Section 12.3 below, effective immediately upon receipt by the other Party of such notice.

12.2.2	For the purpose of this Agreement, the following shall constitute an “Event of Default” :

(a)

a Party fails to fulfil any of its material obligations under this Agreement and (in case of failure capable of being remedied) such failure is not remedied within ninety (90) days from having received a request for such remedial action from the other Party;

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(b)

a Party becomes insolvent or starts negotiations about a composition with its creditors or a petition in bankruptcy is filed by or against it or it makes an assignment for the benefit of its creditors, enters into voluntary or involuntary liquidation or has a receiver appointed overall or parts of its assets;

(c)	a Party opposes, without good objective reason, the validity or enforceability of the first Party’s Intellectual Property Rights governed by this Agreement, in whole or in part; or

(d)	a Party is in breach of any of the provisions set forth in Section 7.

12.3	Effects of Termination

Upon termination in accordance with Section 12.2 above;

(a)

due to the Licensee’s Event of Default, all rights granted to the Licensee under this Agreement shall cease and the Licensee also has the right to sell its current stock of Eligible Vehicles and provide maintenance and services to such sold products; and/or

(b)	due to a Party’s Event of Default, the Party subject to an Event of Default shall immediately pay to the non-defaulting Party any sums due to the nondefaulting Party under this Agreement.

Upon termination for any reason, the defaulting Party shall, within thirty (30) days of such termination, destroy or return (at the non-defaulting Party’s option) to the nondefaulting Party all copies of the non-defaulting Party’s Confidential Information then in its possession, custody or control, and in the case of destruction, certify to the nondefaulting Party that such destruction has been performed.

13.	MISCELLANEOUS

13.1	Compliance with Laws

Each Party shall comply with all applicable laws in relation to its respective performance under this Agreement, including any applicable data protection or privacy laws, laws governing use of personal data in connection with electronic communications and equivalent laws.

13.2	Assignment

Neither Party shall be entitled to assign this Agreement, in whole or in part, to any third party without prior written approval of the other Party.

13.3	Waiver

The waiver, forbearance of failure of a Party to insisting in any one or more instances upon the performance of any provisions of this Agreement shall not be construed as a waiver or relinquishment of that Party’s rights to future performance of such provisions and the other Party’s obligation in respect of such performance shall continue in full force and effect.

13.4	Amendments

No amendments, changes, revisions or discharges of this Agreement, in whole or in part, shall have any force or effect unless set forth in writing and signed by authorized representatives of both Parties.

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13.5	Severability

In the event that any provision of this Agreement conflicts with applicable law or if any such provision is held invalid by an arbitrator or a competent court, such provision shall be deemed to be restated to reflect as nearly as possible the original intentions of the Parties in accordance with applicable law. The remainder of the Agreement shall at all times remain in full force and effect.

13.6	Notices

All notices, requests, demand and determinations under this Agreement (other than routine operational communications), shall be in writing and shall be sent to the following addresses (or such other addresses or contact persons that the Parties may notify to each other, it thus being understood that the contact persons below are the initial contact persons under this Agreement and that any replacement thereof shall not require any amendments of this Agreement) by registered mail or courier. An email copy shall always be sent in addition to the registered mail or courier.

For Licensor:

Volvo Personvagnar AB

General Counsel

50090 Group Legal and Corporate Governance

405 31 Gothenburg, Sweden

Email: legal@volvocars.com

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For Licensee

Polestar Performance AB

Legal Department

Johan pä Gardas Gata 5

412 50 Gothenburg, Sweden

Email: legal(@)polestar.com

All notices shall be deemed given; (i) when delivered by hand; (ii) two (2) days after being given to an express courier with a reliable system for tracking delivery; or (iii) six (6) days after the date of mailing for registered mail, return receipt requested, postage prepaid.

13.7	Headings

The article and section headings and the table of contents used herein are for reference and convenience only and shall not enter into the interpretation hereof.

13.8	Relationship between the Parties

The Parties are acting as independent contractors when performing each Party’s respective obligations under this Agreement. Neither Party nor its affiliates are agents for the other Party or its affiliates and have no authority to represent them in relation to any matters, except as expressly stated otherwise in this Agreement. This Agreement shall not be construed as to constitute a partnership (Sw: enkelt bolag) or joint venture between the Parties.

14.	GOVERNING LAW AND DISPUTES

14.1	This Agreement shall be governed by and construed in accordance with the substantive laws of Sweden, without giving regard to its conflict of law principles.

14.2

Any dispute, controversy or claim arising out of or in connection with this Agreement, or the breach, termination or invalidity thereof, shall be finally settled by arbitration in accordance with the Arbitration Rules of the Arbitration Institute of the Stockholm Chamber of Commerce. The seat of arbitration shall be Gothenburg, Sweden, and the language to be used in the arbitral proceedings shall be English. The Parties acknowledge that the arbitral proceedings and any judgment or decision of the arbitral board shall be strictly confidential.

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IN WITNESS WHEREOF, this Agreement has been signed in two (2) originals, of which the Parties has received one (1) each.

Place: Gothenburg	Place: Gothenburg
Date: 2018-090-04	Date: 2018-08-29

VOLVO PERSONVAGNAR AB	POLESTAR PERFORMANCE AB

/s/ Hans Oscarsson Printed Name: Hans Oscarsson Title: CFO & SVP Finance	/s/ Maria Hemberg Printed Name: Maria Hemberg Title: SCP General Counsel

/s/ Hanna Fager Printed Name: Hanna Fager Title: SVP, HR	/s/ Hans Oscarsson Printed Name: Hans Oscarsson Title: CFO & VP Finance

APPENDIX 1

APPENDIX1

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